SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into on February 14, 2020 by and between Leslie D. Campbell (“Executive”) and Diversicare Healthcare Services, Inc. (formerly known as Advocat Inc.), (hereinafter referred to as the “Company”) (collectively referred to hereinafter as “the Parties”).

WHEREAS, Executive and the Company entered into an Employment Agreement effective as of January 1, 2013 (“Employment Agreement” attached as Exhibit A);

WHEREAS, Executive and the Company have agreed that Executive’s employment in her role as Executive Vice President and Chief Operating Officer of the Company will end, effective March 31, 2020 (the “Separation Date”); and

WHEREAS, the Parties agree that Executive’s separation from employment with the Company does not constitute a Without Cause Termination or a Constructive Discharge, as those terms are defined in the Employment Agreement; and

WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation from employment with the Company, but nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive’s employment.

NOW, THEREFORE, it is hereby agreed that:

1.Payment Upon Separation. On the next regularly scheduled pay day following the Separation Date, the Company shall pay to Executive: (i) any earned or accrued, but unpaid Base Salary through the Separation Date; and (ii) any unreimbursed business expenses accrued through the Separation Date. The Company will deduct normal withholdings for federal and state income taxes and payroll taxes. Executive acknowledges that she is not owed any additional compensation, benefits, or payment by virtue of her employment, or termination of employment, except as provided pursuant to any benefit plans in which Executive has participated. Notwithstanding any other provision of the plans or programs constituting the benefits described herein or the Employment Agreement, any expenses or other fringe benefits that are deemed deferred compensation as defined in Section 409A shall be reimbursed or provided in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.

2.Separation Benefits. In exchange for the general release of claims and other good and valuable consideration, and only after execution of this Agreement, the Company agrees to pay and provide to Executive the following Benefits:

a.    The Company shall pay Executive in a lump sum an amount equal to $187,500, subject to final approval by the compensation committee, representing all outstanding 2019 incentive compensation, from which all proper taxes and withholdings will be taken, payable on or before March 15, 2020.

b.    The Company will narrow Executive’s obligations to the Company under Section IX of the Employment Agreement as described in Section 10 herein.

c.    Executive agrees that the Benefits are in addition to any compensation, benefits, or privileges Executive has earned from the Company. Executive further agrees that she is not entitled to the Benefits under any provision of the Employment Agreement and she would not be entitled to the Benefits but for Executive’s execution of this Agreement.

3.    General Release of Claims. (a) In consideration for the Company’s payment of the Benefits to the Executive as set forth in this Agreement, and for other good and valuable consideration, the Executive hereby releases and forever discharges the Company and each of its predecessors, assigns, former and current executives, representatives, partners, owners, parent companies, subsidiaries, affiliates, including any and all persons acting with any of them (collectively “Releasees”), from any and all causes of action, covenants, contracts, bonuses, agreements, claims, charges, complaints and demands whatsoever in law or equity, which the Executive (and the Executive’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter may have had by reason of any matter, arising out of the Executive’s employment with the Company and the termination thereof, up to and including the date of this Agreement, except for the rights and obligations created by this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which the Executive ever had or may have against any Releasee with respect to the Executive’s employment, the terms and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., 29 U.S.C.A. Section 645 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section 14501, et. seq., and the Genetic Information Nondiscrimination Act (GINA), all claims under the Family and Medical Leave Act (FMLA), and/or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law, including any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.

4.    Covenant not to Sue. Executive hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Releasees based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Executive breaches this covenant not to sue, she hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Releasees in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that she will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Releasees. The Parties agree that this Agreement will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or otherwise participating in an EEOC investigation, provided that if the EEOC or any third party obtains an award of damages from the Company on Executive’s behalf, Executive agrees to turn over any such amounts to the Company.

5.    No Admission of Wrongdoing or Liability. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Releasees of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.    Confidentiality. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal, or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present executive, officer or director of the Company or any media representative except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members or legal and financial planners or tax preparers who are also bound by this confidentiality provision.

7.     Cooperation. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to the Company in writing, any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against Company or any other Releasee. The Executive shall cooperate with the Company and assist the Company on litigation matters following the date hereof, at the expense of the Company.
8.    Non-Disparagement. The Parties agree that they shall refrain from engaging in any conduct, verbal or otherwise, that would disparage, harm, or adversely affect the reputation of the other. Such conduct shall include, without limitation, any negative statements made verbally or in writing by either party about the other to any person or entity. This provision shall not be interpreted to prohibit either party from testifying truthfully in a legal proceeding if compelled to appear by a lawfully issued subpoena or court order. Further, nothing in this Agreement is intended to prohibit Executive from making accurate good faith reports to government agencies with oversight authority over the Company.

9.    Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in her possession. Executive further represents that she has not copied or caused to be copied, printed out, or caused to be printed out any business documents or other business material originating with or belonging to the Company. Executive additionally represents that she will use her best efforts to not retain in her possession any such documents or other business materials, and if despite such efforts she in the future discovers such documents or business materials, she will destroy them.

10.     Restrictive Covenants. Executive acknowledges that she entered into restrictive covenants with the Company in Section IX of the Employment Agreement, and that in accordance with the terms of the Employment Agreement, she is subject to those obligations as they remain in full force and effect following separation of her employment with the Company according to their terms. Notwithstanding the foregoing, Executive and Company agree to limit the geographic scope of the Non-Competition Provisions to include only the Metropolitan Nashville area. All other restrictive covenants in Section IX of the Employment Agreement, including but not limited to, covenants regarding competition, confidentiality, non-hiring (without the consent of the Company), and non-solicitation (without the consent of the Company, it being noted that the Company consents to the solicitation and hiring of Gail Geisenhoff), remain in full force and effect.

11.    Breach of Agreement. If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in the prosecuting or defending such an action. This Agreement is to be governed by the laws of the State of Tennessee. The Parties agree that venue and jurisdiction for any legal action arising out of or in connection with this Agreement shall be exclusively with courts of the State of Tennessee located in Davidson County, Tennessee or the United States District Court for the Middle District of Tennessee.

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, executives, agents, legal counsel, heirs, successors and assigns.

13.    Warranties/Representations. Executive hereby warrants and represents that:

A.	She has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the releases set forth herein;

B.	She is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

C.	She has been informed of her right to consult with legal counsel of her own choice before executing this Agreement;

D.	She has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Company;

E.	The Benefits recited above constitute good and valuable consideration;

F.	She is fully satisfied with the terms and conditions of this Agreement including, without limitation, the consideration paid to her by the Company;

G.	She is not waiving rights or claims that may arise after the date this Agreement is executed; and

H.	Except as specifically provided herein, she has been paid all compensation owed to her by the Company.

14.    Entire Agreement; Severability of Terms; Attorneys Fees. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof, with the exception of the provisions of Sections IX and X of the Employment Agreement, which remain in full-force and effect, subject to the provisions of Section 10 of this Agreement. In executing this Agreement, neither party relies on any term, condition, promise, or representation other than those expressed in this Agreement, including Exhibit A to this Agreement. This Agreement may be amended or modified only by an agreement in writing, signed by both Parties. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect.

15.    Counterparts; Electronic Signatures.  This Agreement may be executed by facsimile and/or electronic signature in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimile and electronic signatures shall, for all purposes, be treated as originals.

[Signatures follow on next page.]

Dated: February 14, 2020         __/s/ Leslie D. Campbell____________________
LESLIE D. CAMPBELL

Dated: February 14, 2020	DIVERSICARE HEALTHCARE SERVICES, INC.

By: __/s/ James R. McKnight, Jr. _____________
JAMES R. MCKNIGHT, JR., CHIEF EXECUTIVE OFFICER

EXHIBIT A
Employment Agreement
27683977.v1